EXHIBIT 23


   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
   --------------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13143 and 333-76674) of Millennium Chemicals Inc. of our report dated June 28, 2004 relating to the financial statements of the Millennium Savings and Investment Plan, which appears in this Form 11-K.



PricewaterhouseCoopers LLP

Philadelphia, PA
June 28, 2004